 EXHIBIT (99)(a)

News Release

September 22, 2021
Contact:	Lance A. Sellers President and Chief Executive Officer Phone 828-464-5620

KIM BOYD-LEAKS JOINS PEOPLES BANCORP OF NORTH CAROLINA, INC. AND PEOPLES BANK BOARDS OF DIRECTORS

Officials at Peoples Bancorp of North Carolina, Inc. (the “Company”) and its wholly-owned subsidiary, Peoples Bank (the “Bank”) announced today that veteran banker Kimberly Boyd-Leaks has been appointed as the 11th member of the Boards of Directors of the Company and the Bank. Kim is also currently the Executive Vice President, Chief Banking Support Officer at the Bank and is responsible for Human Resources, Marketing, Learning & Development, Call Center, Retail Sales Support and Customer Relationship Management (CRM) teams.

The announcement was made by board chairman, Mr. Robert C. Abernethy, “With over 36 years of financial services experience, and 27 years with the Bank, Kim has been an integral part of the executive team at the Bank. Going forward, her diverse business insight, banking experience and strategic vision will play a vital role that will contribute to the future success realized by both our employees and Bank. Kim demonstrates a passion for developing and growing employees while simultaneously focusing on the importance of providing customers with exceptional service.” Abernethy also added, “We are confident Kim will add tremendous value to our Boards and provide invaluable guidance to ensure strategic goals are achieved. We are proud to have appointed the first woman to our Boards of Directors. May her leadership pave the way for other women in the banking industry.”

Kim holds an associate’s degree in business; attended Retail Banking School at the University of Wisconsin and completed the Human Resource Management program at Purdue University in Indiana and has various certifications in learning and development. She is an active member of our community, currently serving on the North Carolina Bankers Association Community Insurance Advisory Council and The Diversity, Equity, & Inclusion Council. She has also been active with the Minority Business Women of Catawba County, and Hickory Metro Higher Education Advisory Council. Kim has previously served as a board member for the Catawba County YMCA, Catawba County Department of Social Services, and the Volunteer Center – Catawba County United Way. She is often a spokesperson at community events speaking about topics such as Retail Banking and Women’s Leadership. Most recently, at a Women in Finance Workshop on September 14, in Raleigh, NC. In 2011 she was recognized as a community leader by Catawba Valley Community College.

Peoples Bank, the wholly-owned subsidiary of Peoples Bancorp of North Carolina, Inc. operates 17 banking offices entirely in North Carolina, with offices in Catawba, Alexander, Lincoln, Mecklenburg, Iredell, and Wake Counties. The Bank also operates loan production offices in Lincoln, Mecklenburg, and Rowan Counties. The Company’s stock is publicly traded and is quoted on the Nasdaq Global Market under the symbol “PEBK.”

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